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                                                                                                    EXHIBIT 12
                                      CHIQUITA BRANDS INTERNATIONAL, INC.
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  AND EARNINGS TO COMBINED FIXED CHARGES AND
                                           PREFERRED STOCK DIVIDENDS
                                     (In thousands, except ratio amounts)


                                                                   Year Ended December 31,
                                                        1995      1994      1993       1992      1991
                                                     --------  --------   --------  --------  --------
Earnings:
  Income (loss) from continuing operations
     before income taxes                               $41,869   $(70,811) $(39,081)$(216,708) $160,009
  Interest expense                                     163,513    167,464   169,789   155,036    88,406
  Portion of rentals representing interest cost         43,464     45,097    58,499    85,810    74,070
  Amortization of capitalized interest                   4,158      4,043     3,745     3,010     1,900
  Undistributed share of income of less-than-
     fifty percent owned investees                      (2,963)    (4,110)   (1,429)   (3,588)   (4,352)
                                                      --------   --------  --------  --------  --------
                                                      $250,041   $141,683  $191,523   $23,560  $320,033
                                                      ========   ========  ========  ========  ========
Fixed Charges:
  Interest expense                                    $163,513   $167,464  $169,789  $155,036   $88,406
  Capitalized interest                                     700      3,900     8,000    21,400    23,000
  Portion of rentals representing interest cost         43,464     45,097    58,499    85,810    74,070
                                                      --------   --------  --------  --------  --------
                                                      $207,677   $216,461  $236,288  $262,246  $185,476
                                                      ========   ========  ========  ========  ========
     Ratio of earnings to fixed charges                   1.20         (a)       (a)       (a)     1.73

                                                      ========                                 ========

Earnings                                              $250,041   $141,683  $191,523   $23,560  $320,033
                                                      ========   ========  ========  ========  ========
Fixed charges                                         $207,677   $216,461  $236,288  $262,246  $185,476

Preferred stock dividends                                8,266     10,961     4,278       778        --
                                                      --------   --------  --------  --------  --------
                                                      $215,943   $227,422  $240,566  $263,024  $185,476
                                                      ========   ========  ========  ========  ========
     Ratio of earnings to combined fixed
     charges and preferred stock dividends                1.16         (b)       (b)       (b)     1.73
                                                      ========                                 ========
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(a) Fixed charges exceeded earnings by $74,778 in 1994, $44,765 in 1993 and
    $238,686 in 1992.
(b) Combined fixed charges and preferred stock dividends exceeded earnings by
    $85,739 in 1994, $49,043 in 1993 and $239,464 in 1992.
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